PRICING SUPPLEMENT No. U1765 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-202913 and 333-180300-03 Dated October 4, 2016

Credit Suisse AG $10,350,000 Step Down Trigger Autocallable Notes

Linked to the least performing underlying between the S&P 500® Index and the EURO STOXX 50® Index due on October 8, 2021

Investment Description

Step Down Trigger Autocallable Notes (the “Notes”) are senior, unsecured obligations of Credit Suisse AG, acting through its London branch (“Credit Suisse” or the “Issuer”) linked to the Least Performing Underlying between the S&P 500® Index and the EURO STOXX 50® Index (each an “Underlying” and together the “Underlyings”). If the Closing Level of each Underlying is (i) equal to or greater than its respective Initial Underlying Level on the first four Observation Dates or (ii) equal to or greater than its respective Downside Threshold on the Final Valuation Date, Credit Suisse will automatically call the Notes on the immediately following Call Settlement Date and pay you a cash payment per Note equal to the principal amount of your Notes plus the applicable Call Return (the “Call Price”). No further amounts will be owed to you under the Notes after an automatic call. The Call Return applicable to each Call Settlement Date increases based on the Call Return Rate. If the Notes are not called prior to maturity, a Trigger Event will have occurred, meaning at least one Underlying closed below its Downside Threshold on the Final Valuation Date, and Credit Suisse will pay you less than the full principal amount of your Notes, if anything, resulting in a loss on your principal that is proportionate to the depreciation of the Underlying with the greatest percentage decline from its Initial Underlying Level to its Final Underlying Level (the “Least Performing Underlying”). In that case, you will lose a substantial portion and possibly all of your investment. Investing in the Notes involves significant risks. Higher call return rates are generally associated with a greater risk of loss. You will lose some or all of your investment if the Notes are not called. You will be exposed to the market risk of each Underlying individually and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying. The Downside Threshold is observed only on the Final Valuation Date and the contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due. If Credit Suisse were to default on its obligations, you may not receive any amounts owed to you under the Notes.

Features	Key Dates

☐  Automatically Callable — If the Closing Level of each Underlying is (i) equal to or greater than its respective Initial Underlying Level on the first four Observation Dates or (ii) equal to or greater than its respective Downside Threshold on the Final Valuation Date, Credit Suisse will automatically call the Notes and pay you a cash payment per Note equal to the Call Price for the applicable Observation Date and no further payments will be made on the Notes. If the Notes are not called, a Trigger Event will have occurred and investors will be exposed to any depreciation of the Least Performing Underlying at maturity.

☐  Downside market risk subject to a Trigger Event — If a Trigger Event occurs, meaning the Final Underlying Level of any Underlying is less than the applicable Downside Threshold, Credit Suisse will pay you less than your principal amount, if anything, resulting in a loss of your principal that will be proportionate to the full depreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level. The Downside Threshold is observed on the Final Valuation Date and the contingent repayment of your principal applies only at maturity. Any payment on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due.

	Strike Date	October 3, 2016
	Trade Date	October 4, 2016
	Settlement Date	October 7, 2016
	Observation Dates*	Annually (beginning after 1 year) (see page 4)
	Final Valuation Date*	October 4, 2021
	Maturity Date*	October 8, 2021
* Subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO PAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN EXPOSE YOUR INVESTMENT TO THE FULL DEPRECIATION OF THE LEAST PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CREDIT SUISSE. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 8 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY EXCHANGe.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

Note Offering

These final terms relate to Notes linked to the Least Performing Underlying between the S&P 500® Index and the EURO STOXX 50® Index. The Notes are offered at a minimum investment of 100 Notes at $10.00 per Note (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlyings	Tickers	Call Return Rate**	Initial Underlying Levels	Downside Thresholds	CUSIP	ISIN
S&P 500® Index	SPX	8.50% per annum	2161.20	1296.72 (60% of the Initial Underlying Level)	22548T356	US22548T3564
EURO STOXX 50® Index	SX5E		2998.50	1799.10 (60% of the Initial Underlying Level)

** If the Notes are called, your Call Return will be based on which potential Call Settlement Date the Notes are called.

Credit Suisse currently estimates the value of each $10.00 principal amount of the Notes on the Trade Date is $9.61 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the Notes (our “internal funding rate”)). See “Key Risks” in this pricing supplement.

See “Additional Information about Credit Suisse and the Notes” on page 2. The Notes will have the terms set forth in the accompanying product supplement, prospectus supplement and prospectus and this pricing supplement.

The Notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Offering of Notes	Price to Public		Underwriting Discount and Commissions(1)		Proceeds to Credit Suisse AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the least performing index between the S&P 500® Index and the EURO STOXX 50® Index	$10,350,000.00	$10.00	$258,750.00	$0.25	$10,091,250.00	$9.75

(1) UBS Financial Services Inc. will act as distributor for the Notes. The distributor will receive a fee from Credit Suisse or one of our affiliates of $0.25 per $10.00 principal amount of Notes. For more detailed information, please see “Supplemental Plan of Distribution” on the last page of this pricing supplement.

UBS Financial Services Inc.

Additional Information about Credit Suisse and the Notes

You should read this pricing supplement together with the underlying supplement dated May 4, 2015, the product supplement dated May 4, 2015, the prospectus supplement dated May 4, 2015 and the prospectus dated May 4, 2015, relating to our Medium-Term Notes of which these Notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying supplement dated May 4, 2015: http://www.sec.gov/Archives/edgar/data/1053092/000095010315003505/dp55844_424b2-underlying.htm

♦	Product supplement No. I dated May 4, 2015: http://www.sec.gov/Archives/edgar/data/1053092/000095010315003534/dp55815_424b2-psno1.htm

♦	Prospectus supplement and Prospectus dated May 4, 2015: http://www.sec.gov/Archives/edgar/data/1053092/000104746915004333/a2224570z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

The Notes are senior, unsecured obligations of Credit Suisse and will rank pari passu with all of our other senior unsecured obligations.

In the event the terms of the Notes described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement will control.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the Notes and the owner of any beneficial interest in the Notes, amend the Notes to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the product supplement and “Key Risks” in this pricing supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the Notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

Investor Suitability
The Notes may be suitable for you if:	The Notes may not be suitable for you if:

♦    You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦    You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may be exposed to any depreciation of the Least Performing Underlying.

♦    You understand that your return will be based on the Underlying Return of the Least Performing Underlying, you will not benefit from the performance of any other Underlying, and you will be fully exposed to the risk of fluctuations in the level of each Underlying.

♦    You believe the Closing Level of each Underlying will be equal to or greater than its respective Initial Underlying Level on one of the first four Observation Dates, or you believe a Trigger Event will not occur, meaning each Underlying will close at or above its respective Downside Threshold on the Final Valuation Date.

♦    You understand and accept that you will not participate in any appreciation in the levels of the Underlyings, which may be significant, and that your potential return is limited to the applicable Call Return, if any, and you are willing to invest in the Notes based on the Call Return Rate specified on the cover hereof.

♦    You are willing to invest in the Notes based on the Downside Threshold specified on the cover hereof.

♦    You are willing to forgo any dividends paid on the equity securities included in the Underlyings.

♦    You do not seek current income from your investment.

♦    You are willing to invest in notes that are subject to potential Automatic Call after one year, and you are otherwise willing to hold such notes to maturity and accept that there may be little or no secondary market for the Notes.

♦    You understand and accept the risks associated with the Underlyings.

♦    You are willing to assume the credit risk of Credit Suisse for all payments under the Notes, and understand that the payment of any amount due on the Notes is subject to the credit risk of Credit Suisse.

♦    You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦    You seek an investment designed to provide a full return of principal at maturity.

♦    You cannot tolerate a loss of all or a substantial portion of your investment, and you are unwilling to make an investment that may be exposed to any depreciation of the Least Performing Underlying.

♦    You are unwilling to accept that your return will be based on the Least Performing Underlying, you will not benefit from the performance of any other Underlying and you will be fully exposed to the risk of fluctuations in the level of each Underlying.

♦    You believe that any one of the Underlyings will close below its respective Initial Underlying Level on one of the first four Observation Dates, or you believe a Trigger Event will occur, meaning the Closing Level of any one of the Underlyings will be below its respective Downside Threshold on the Final Valuation Date.

♦    You seek an investment that participates in the full appreciation in the levels of the Underlyings, and whose return is not limited. You are unwilling to invest in the Notes based on the Call Return Rate specified on the cover hereof.

♦    You are unwilling to invest in the Notes based on the Downside Threshold specified on the cover hereof.

♦    You seek current income from your investment.

♦    You prefer to receive the dividends paid on the equity securities included in the Underlyings.

♦    You are unable or unwilling to hold notes that are subject to potential Automatic Call after one year or are otherwise unable or unwilling to hold such notes to maturity or you seek an investment for which there will be an active secondary market for the Notes.

♦    You do not understand or accept the risks associated with the Underlyings.

♦    You are unwilling to assume the credit risk of Credit Suisse for all payments under the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 8 of this pricing supplement for risks related to an investment in the Notes. For more information on the Underlyings, see “Historical Information” in this pricing supplement.

Final Terms

Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London branch.
Principal Amount	$10.00 per Note
Term(1)	Approximately five years, unless called earlier. In the event that we make any change to the expected Settlement Date, the calculation agent may adjust (i) the Observation Dates to ensure that the term between each Observation Date remains the same and/or (ii) the Final Valuation Date and Maturity Date to ensure that the stated term of the Notes remains the same.
Underlyings	The S&P 500® Index and the EURO STOXX 50® Index.
Automatic Call Feature	If the Closing Level of each Underlying is (i) equal to or greater than its respective Initial Underlying Level on the first four Observation Dates or (ii) equal to or greater than its respective Downside Threshold on the Final Valuation Date, Credit Suisse will automatically call the Notes and pay you a cash payment per Note equal to the Call Price for the applicable Observation Date. No further payments will be made on the Notes after an automatic call.
Call Settlement Date	Two business days following the relevant Observation Date, except that the Call Settlement Date for the Final Valuation Date is the Maturity Date. If any Call Settlement Date is not a business day, the Call Price will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day. Each subject to postponement as described in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Call Return	The Call Return increases the longer the Securities are outstanding and is based upon a rate of 8.50% per annum (the “Call Return Rate”).
Call Price	The Call Price equals the principal amount per Note plus the applicable Call Return.
The table below reflects the Call Return Rate of 8.50% per annum. These numbers have been rounded for ease of analysis.
Observation Dates	Call Settlement Dates	Call Return	Call Price (per Note)
October 5, 2017	October 10, 2017	8.50%	$10.85
October 5, 2018	October 10, 2018	17.00%	$11.70
October 7, 2019	October 9, 2019	25.50%	$12.55
October 5, 2020	October 7, 2020	34.00%	$13.40

October 4, 2021	October 8, 2021	42.50%	$14.25
Trigger Event

A Trigger Event will occur if the Final Underlying Level of any Underlying is less than its respective Downside Threshold.

In this case, you will not receive the final Call Price and will be fully exposed to any depreciation in the level of the Least Performing Underlying from the Trade Date to the Final Valuation Date.

Payment at Maturity (per Note)

If the Notes are not automatically called, a Trigger Event will have occurred and on the Maturity Date, Credit Suisse will pay you less than the principal amount of your Notes, if anything, resulting in a loss on your initial investment that is proportionate to the Underlying Return of the Least Performing Underlying, for an amount equal to:

$10.00 + ($10.00 × Underlying Return of the Least Performing Underlying)

You will lose some or all of your principal amount if the Notes are not called.

Least Performing Underlying	The Underlying with the lowest Underlying Return.
Underlying Return	For each Underlying, calculated as follows: Final Underlying Level – Initial Underlying Level Initial Underlying Level
Downside Threshold	A percentage of the Initial Underlying Level of each Underlying, as specified on the cover of this pricing supplement.
Initial Underlying Level	The Closing Level of each Underlying on the Strike Date, as specified on the cover of this pricing supplement.
Final Underlying Level	The Closing Level of each Underlying on the Final Valuation Date, as determined by the calculation agent.
Closing Level	The Closing Level of the S&P 500® Index and the EURO STOXX 50® Index on any trading day will be the closing level of such Underlying on such trading day, as determined by the calculation agent by reference to (i) Bloomberg Financial Services (“Bloomberg”) or any successor reporting service, or (ii) if Bloomberg or such successor reporting service does not publish the closing level on such trading day, the index sponsor.
Observation Dates	The first Observation Date will occur on October 5, 2017; Observation Dates will occur annually thereafter as listed in the “Observation Dates/Call Settlement Dates” table above. The final Observation Date, October 4, 2021, will be the “Final Valuation Date.” Each is subject to postponement as described in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

Supplemental Terms of the Notes

For purposes of the Notes offered by this pricing supplement, all references to each of the following defined terms used in the accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Pricing Supplement Defined Term
Knock-In Level	Downside Threshold
Knock-In Event	Trigger Event
Lowest Performing Underlying	Least Performing Underlying
Valuation Date	Final Valuation Date
Initial Level	Initial Underlying Level
Final Level	Final Underlying Level

Investment Timeline

Strike Date	The Call Return Rate is set, the Initial Underlying Level of each Underlying is observed and the Downside Threshold for each Underlying is determined.

Annually, beginning after 1 year (including the Final Valuation Date)	The Notes will be called if the Closing Level of each Underlying is (i) equal to or greater than its respective Initial Underlying Level on the first four Observation Dates or (ii) equal to or greater than its respective Downside Threshold on the Final Valuation Date. If the Notes are called, Credit Suisse will pay you a cash payment per Note equal to the Call Price for the applicable Call Settlement Date, which is $10.00 plus the applicable Call Return.

Maturity Date

The Final Underlying Level of each Underlying is observed on the Final Valuation Date.

If the Notes have not been called, a Trigger Event will have occurred and Credit Suisse will pay you less than the principal amount of your Notes, if anything, resulting in a loss on your initial investment proportionate to the depreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level, for an amount equal to:

$10.00 + ($10.00 × Underlying Return of the Least Performing Underlying)
per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO CREDIT SUISSE’S ABILITY TO PAY ITS OBLIGATIONS AS THEY BECOME DUE. IF CREDIT SUISSE WERE TO DEFAULT ON ITS OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES.

You will be exposed to the market risk of each Underlying individually and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying.

Key Risks

An investment in the offering of the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the Underlyings. Some of the risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	You may receive less than the principal amount at maturity — If the Notes are not automatically called, a Trigger Event will have occurred and you will receive less at maturity than you originally invested in the Notes. If the Final Underlying Level of any Underlying is less than its respective Downside Threshold, you will be fully exposed to any depreciation in the Least Performing Underlying and will incur a loss proportionate to the Underlying Return of the Least Performing Underlying. In this case, at maturity, the amount Credit Suisse will pay you will be less than the principal amount of the Notes and you could lose your entire investment. It is not possible to predict whether a Trigger Event will occur, and in the event that there is a Trigger Event, by how much the Final Underlying Level of the Least Performing Underlying will decrease in comparison to its Initial Underlying Level. Any payment on the Notes is subject to our ability to pay our obligations as they become due.

Furthermore, regardless of the amount of any payment you receive on the Notes, you may nevertheless suffer a loss on your investment in the Notes in real value terms. This is because inflation may cause the real value of any payment you receive on the Notes to be less at maturity than it is at the time you invest, and because an investment in the Notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

♦	The Notes are subject to the credit risk of Credit Suisse — Investors are dependent on our ability to pay all amounts due on the Notes and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the Notes. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the Notes prior to maturity.

♦	Your potential return on the Notes is limited to the Call Return — If called, the return potential of the Notes is limited to the applicable Call Return regardless of any appreciation of either Underlying. In addition, because the Call Return increases the longer the Notes have been outstanding, the Call Price payable with respect to earlier Observation Dates is less than the Call Price with respect to later Observation Dates. The earlier a Note is called, the lower your return will be. In addition, if called, you may not be able to reinvest in similar securities with similar terms as the Notes due to market conditions at the time of the automatic call. If the Notes are not called, a Trigger Event will have occurred and you will be subject to the decline in the level of the Least Performing Underlying even though you will not participate in any potential appreciation of either Underlying.

♦	No interest payments – The Notes do not pay interest. You may lose some or all of your investment at maturity depending on the performance of the Least Performing Underlying.

♦	The probability that the Final Underlying Level of the Least Performing Underlying will be less than its Downside Threshold will depend on the volatility of such Underlying — “Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the Final Underlying Level of such Underlying could be less than its Downside Threshold, indicating a higher expected risk of loss on the Notes. The terms of the Notes are set, in part, based on expectations about the volatility of each Underlying as of the Trade Date. The volatility of each Underlying can change significantly over the term of the Notes. The levels of the Underlyings could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant amount of your principal at maturity.

♦	Because the Notes are linked to the performance of more than one Underlying, there is a greater risk of the Notes not being called, the Call Price not being paid and of you sustaining a significant loss on your investment — The risk that the Notes will not be called, you will not receive the Call Price and you will lose some or all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar Notes that are linked to the performance of fewer Underlyings. With two Underlyings, it is more likely that the Closing Level of any Underlying will be less than its respective Initial Underlying Level on the first four Observation Dates or less than its respective Downside Threshold on the Final Valuation Date. Therefore it is more likely that the Notes will not be called, you will not receive the Call Price and that you will suffer a significant loss on your investment at maturity.

In addition, movements in the values of the Underlyings may be correlated or uncorrelated at different times during the term of the Notes, and such correlation (or lack thereof) could have an adverse effect on your return on the Notes. The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the ratios of the returns of those Underlyings were similar to each other over a given period of time. The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlyings are increasing together or decreasing together and the ratio of their daily returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the daily returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their daily returns has been constant).

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its respective Initial Underlying Level on the first four Observation Dates or its respective Downside Threshold on the Final Valuation Date. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. This results in a greater potential for the Notes not to be called, the Call Price not to be paid during the term of the Notes and for a loss of principal at Maturity. However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might close below their respective Initial Underlying Levels on the first four Observation Dates or their respective Downside Thresholds on the Final Valuation Date, as both of those Underlyings may decrease in value together.

Credit Suisse determines the Call Return Rate for the Notes based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the Notes are set. As discussed above, increased risk resulting from lower correlation will be reflected in a higher Call Return Rate than would be payable on securities that have a higher degree of correlation.

♦	Your return will be based on the individual return of each Underlying — Unlike securities linked to a basket of Underlyings, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a basket, in which case the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Underlyings to the same degree for each Underlying. The amount payable on the Notes, if any, depends on the performance of the lowest performing Underlying regardless of the performance of any other Underlying. You will bear the risk that any of the Underlyings will perform poorly.

♦	The Closing Level of the EURO STOXX 50® Index will not be adjusted for changes in exchange rates relative to the U.S. dollar even though the index constituent stocks are traded in a foreign currency and the Notes are denominated in U.S. dollars — Investors will not be directly exposed to currency exchange rate risk with respect to the equity securities included in the EURO STOXX 50® Index because both the EURO STOXX 50® Index and its component securities are valued in euros and are not converted into U.S. dollars. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

♦	Risks associated with investments in securities linked to the performance of foreign equity securities — The equity securities included in one of the Underlyings are issued by foreign companies and trade in foreign securities markets. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including the risk of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

♦	The estimated value of the Notes on the Trade Date is less than the Price to Public — The initial estimated value of your Notes on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the Notes includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the Notes and the cost of hedging our risks as issuer of the Notes through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the Notes. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the Notes (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the Notes in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the Notes can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the Notes at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the Notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

♦	Effect of interest rate used in structuring the Notes — The internal funding rate we use in structuring notes such as these Notes is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the Notes will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the Notes. We will also use our internal funding rate to determine the price of the Notes if we post a bid to repurchase your Notes in secondary market transactions. See “—Secondary Market Prices” below.

♦	Secondary market prices — If Credit Suisse (or an affiliate) bids for your Notes in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the Notes on the Trade Date. The estimated value of the Notes on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the Notes in the secondary market (if any exists) at any time. The secondary market price of your Notes at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your Notes could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the Notes and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your Notes will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your Notes to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your Notes may be lower than the price at which we may repurchase the Notes from such dealer.

We (or an affiliate) may initially post a bid to repurchase the Notes from you at a price that will exceed the then-current estimated value of the Notes. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately 6 months.

The Notes are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your Notes to maturity.

♦	Credit Suisse is subject to Swiss regulation — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the Notes and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the Notes.

♦	Lack of liquidity — The Notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes when you wish to do so. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the Notes. If you have to sell your Notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss. The full repayment of principal is contingent upon an Automatic Call. Because a Trigger Event is determined by observing the Downside Thresholds only on the Final Valuation Date, if you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss even if the levels of all of the Underlyings are above their respective Downside Thresholds at that time.

♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent, hedging our obligations under the Notes and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the Notes. Further, hedging activities may adversely affect any payment on or the value of the Notes. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you.

♦	Unpredictable economic and market factors will affect the value of the Notes — The payout on the Notes can be replicated using a combination of the components described in “The estimated value of the Notes on the Trade Date is less than the Price to Public.” Therefore, in addition to the level of any Underlying, the terms of the Notes at issuance and the value of the Notes prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

o	the expected and actual volatility of the Underlyings;

o	the expected and actual correlation, if any, between the Underlyings;

o	the time to maturity of the Notes;

o	the Automatic Call feature;

o	the dividend rate on the equity securities included in the Underlyings;

o	interest and yield rates in the market generally;

o	investors expectations with respect to the rate of inflation;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the components included in the Underlyings or markets generally and which may affect the levels of the Underlyings; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your Notes prior to maturity, and such price could be less than your initial investment and significantly different than the amount expected at maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

♦	No ownership rights relating to the Underlyings — Your return on the Notes will not reflect the return you would realize if you actually owned the assets that comprise the Underlyings. The return on your investment is not the same as the total return you would receive based on the purchase of the equity securities that comprise the Underlyings.

♦	No dividend payments or voting rights — As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Underlyings. Further, the performance of the Underlyings will not include these dividends or distributions and does not contain a "total return" feature.

Hypothetical Examples of How the Notes Might Perform

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the payment upon Automatic Call or at maturity for a hypothetical offering of the Notes under various scenarios, with the assumptions set forth below. Numbers in the examples and table below have been rounded for ease of analysis. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payment on the Notes per $10.00 principal amount to the $10.00 Price to Public. You should not take these examples or the table below as an indication or assurance of the expected performance of the Underlyings. The actual terms are set forth on the cover of this pricing supplement and under “Final Terms” above. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due.

Principal Amount:	$10.00
Term:	Approximately 5 years
Hypothetical Call Return Rate:	8.50% per annum
Observation Dates:	Annually (beginning after 1 year)
Hypothetical Initial Underlying Level:
Underlying A:	2100
Underlying B:	3000
Hypothetical Downside Threshold:
Underlying A:	1260 (60% of the Hypothetical Initial Underlying Level)
Underlying B:	1800 (60% of the Hypothetical Initial Underlying Level)

Example 1 — Notes are called on the First Observation Date

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying A: 2200 (at or above Initial Underlying Level) Underlying B: 3300 (at or above Initial Underlying Level)	Notes called; Issuer pays principal plus Call Return of $0.85 on Call Settlement Date.

	Total Payment (per $10.00 Note)	$10.85 (8.50% total return)

Because the Closing Level of each Underlying is equal to or greater than its respective Initial Underlying Level on the first Observation Date, the Notes are called on the first Observation Date, and on the Call Settlement Date Credit Suisse will pay you a total of $10.85 per $10.00 principal amount (reflecting your principal amount plus the applicable Call Return). You will have received a 8.50% total return on the Notes. You will not receive any further payments on the Notes.

Example 2 — Notes are called on the Second Observation Date

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying A: 2000 (below Initial Underlying Level) Underlying B: 2600 (below Initial Underlying Level)	Notes NOT called

Second Observation Date	Underlying A: 2300 (at or above Initial Underlying Level) Underlying B: 3100 (at or above Initial Underlying Level)	Notes called; Issuer pays principal plus Call Return of $1.70 on Call Settlement Date.

	Total Payment (per $10.00 Note)	$11.70 (17.00% total return)

Because the Closing Level of at least one Underlying was less than its respective Initial Underlying Level on the first Observation Date, the Notes are not called on the first Observation Date. Because the Closing Level of each

Underlying is equal to or greater than its respective Initial Underlying Level on the second Observation Date, the Notes are called on the second Observation Date, and on the Call Settlement Date Credit Suisse will pay you a total of $11.70 per $10.00 principal amount (reflecting your principal amount plus the applicable Call Return). You will have received a 17.00% total return on the Notes. You will not receive any further payments on the Notes.

Example 3 — Notes are called on the Final Valuation Date

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying A: 1900 (below Initial Underlying Level) Underlying B: 2600 (below Initial Underlying Level)	Notes NOT called

Second through Fourth Observation Dates	Underlying A: various (below Initial Underlying Level) Underlying B: various (at or above Initial Underlying Level)	Notes NOT called

Final Valuation Date	Underlying A: 1500 (at or above Downside Threshold) Underlying B: 2500 (at or above Downside Threshold)	Notes called; Issuer pays principal plus Call Return of $4.25 on Maturity Date.

	Total Payment (per $10.00 Note)	$14.25 (42.50% total return)

Because the Closing Level of at least one Underlying was less than its respective Initial Underlying Level on each Observation Date prior to the Final Valuation Date, the Notes are not called prior to the Final Valuation Date. Because the Final Underlying Level of each Underlying is equal to or greater than its respective Downside Threshold, the Notes are called on the Final Valuation Date. On the Call Settlement Date (which is the Maturity Date), Credit Suisse will pay you a total of $14.25 per $10.00 principal amount (reflecting your principal amount plus the applicable Call Return). You will have received a 42.50% total return on the Notes.

Example 4 — Notes are NOT called, so a Trigger Event occurs

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying A:2000 (below Initial Underlying Level) Underlying B: 2800 (below Initial Underlying Level)	Notes NOT called

Second through Fourth Observation Date	Underlying A: various (below Initial Underlying Level) Underlying B: various (at or above Initial Underlying Level)	Notes NOT called

Final Valuation Date	Underlying A: 1500 (at or above Downside Threshold) Underlying B: 1200 (below Downside Threshold)	Notes NOT called; Issuer pays less than the principal amount resulting in a loss proportionate to the depreciation of the Least Performing Underlying.

	Total Payment (per $10.00 Note)	$4.00 (60.00% loss)

Because the Closing Level of at least one Underlying is less than its respective Initial Underlying Level on each Observation Date prior to the Final Valuation Date and the Final Underlying Level of at least one Underlying is less than its respective Downside Threshold, the Notes are not called and a Trigger Event occurs; thus at maturity, Credit Suisse will pay you a total of $4.00 per $10.00 principal amount, calculated as follows:

The Underlying Return of the Least Performing Underlying will equal:

Final Underlying Level of Underlying B – Initial Underlying Level of Underlying B

Initial Underlying Level of Underlying B

= −0.60

The Payment at Maturity = principal amount of the Notes × (1 + Underlying Return of the Least Performing Underlying)

= $10 × (1 – 0.60) = $4

You will have received a total of $4.00 per $10.00 principal amount, a 60.00% total loss on the Notes.

Hypothetical Payment at Maturity

The table below assumes a Downside Threshold of 60% of the Initial Underlying Level of each Underlying and that the Notes are not automatically called. It illustrates, for a $10.00 investment in the Notes, hypothetical Payments at Maturity for a hypothetical range of Underlying Returns of the Least Performing Underlying. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

Percentage Change from the Initial Underlying Level to the Final Underlying Level of the Least Performing Underlying	Underlying Return of the Least Performing Underlying	Payment at Maturity
−41.00%	−41.00%	$5.90
−50.00%	−50.00%	$5.00
−60.00%	−60.00%	$4.00
−70.00%	−70.00%	$3.00
−80.00%	−80.00%	$2.00
−90.00%	−90.00%	$1.00
−100.00%	−100.00%	$0.00

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the Notes may be used in connection with hedging our obligations under the Notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the Notes (including on any Observation Date) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the Notes at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

The Underlyings

The following graphs set forth the historical performance of the Underlyings based on the Closing Levels of each Underlying from January 2, 2008 through October 3, 2016. The Closing Level of the S&P 500® Index on October 3, 2016 was 2161.20. The purple dotted line on the graph represents the Downside Threshold of 1296.72, which is equal to 60% of the Closing Level on October 3, 2016. The Closing Level of the EURO STOXX 50® Index on October 3, 2016 was 2998.50. The purple dotted line on the graph represents the Downside Threshold of 1799.10, which is equal to 60% of the Closing Level on October 3, 2016. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the Notes. Any historical trend in the levels of the Underlyings during any period set forth below is not an indication that the levels of the Underlyings are more or less likely to increase or decrease at any time over the term of the Notes.

For additional information on the S&P 500® Index and the EURO STOXX 50® Index, see “The Reference Indices—The S&P Dow Jones Indices —The S&P 500® Index” and “The Reference Indices—The STOXX Indices—The EURO STOXX 50® Index” in the accompanying underlying supplement.

Historical Information

Correlation of the Underlyings

The following graph sets forth the historical performances of the S&P 500® Index and the EURO STOXX 50® Index from January 2, 2008 through October 3, 2016, based on the daily Closing Levels of the Underlyings. For comparison purposes, each Underlying has been normalized to have a closing level of 100.00 on January 2, 2008 by dividing the Closing Level of that Underlying on each day by the Closing Level of that Underlying on January 2, 2008 and multiplying by 100.00.

We obtained the Closing Levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification. Historical performance of the Underlyings should not be taken as an indication of future performance. Future performance of the Underlyings may differ significantly from historical performance, and no assurance can be given as to the Closing Levels of the Underlyings during the term of the Notes, including on any Observation Date or on the Final Valuation Date. We cannot give you assurance that the performances of the Underlyings will result in the return of any of your initial investment.

PAST PERFORMANCE OF THE UNDERLYINGS IS NOT INDICATIVE OF FUTURE RESULTS.

The closer the relationship of the daily returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each of the Underlyings relative to the other Underlying over the time period shown and provides an indication of how close the relative performance of the daily returns of one Underlying has historically been to another. For additional information, see the information set forth under “Key Risks – Because the Notes are linked to the performance of more than one Underlying, there is a greater risk of the Notes not being called, the Call Price not being paid and of you sustaining a significant loss on your investment” herein.

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its respective Initial Underlying Level on the first four Observation Dates or its respective Downside Threshold on the Final Valuation Date. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. This results in a greater potential for the Notes not to be called, the Call Price not to be paid during the term of the Notes and for a loss of principal at Maturity. However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its respective Initial Underlying Level on the first four Observation Dates or its respective Downside Threshold on the Final Valuation Date, as both of those Underlyings may decrease in value together.

Credit Suisse determines the Call Return Rate for the Notes based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the Notes are set. As discussed above, increased risk resulting from lower correlation will be reflected in a higher Call Return Rate than would be payable on securities that have a higher degree of correlation.

Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain. Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the securities should be treated, for U.S. federal income tax purposes, as prepaid financial contracts, with respect to the Underlyings that are eligible for open transaction treatment. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat the securities for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the securities as prepaid financial contracts, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described below. For example, the IRS might assert that securities with a term of more than one year constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities. If the securities were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities (the comparable yield). The characterization of the securities as contingent payment debt instruments under these rules is likely to be adverse. However, if the securities had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments. Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price. A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the securities as income upon receipt. Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income. You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as debt instruments. It is also possible that the IRS would seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, if the security provides for the payment of the redemption amount in cash based on the return of the Underlyings, upon receipt of the redemption amount of the security from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time. For securities with a term of more than one year (excluding the look back observation period, if applicable), such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity. For securities with a term of one year or less (excluding the look back observation period, if applicable), such gain or loss will be short-term capital gain or loss. If the security provides for the payment of the redemption amount in physical shares or units of the Underlyings, the U.S. Holder should not recognize any gain or loss with respect to the security (other than with respect to cash received in lieu of fractional shares or units, as described below). A U.S. Holder should have a tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to its tax basis in the security (generally its cost). A U.S. Holder’s holding period for any physical shares or units received should start on the day after the delivery of the physical shares or units. A U.S. Holder should generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or units, which should be equal to the U.S. Holder’s basis in all of the physical shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the fractional shares or units and the denominator of which is all of the physical shares or units (including fractional shares or units).

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost). For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year (excluding the look back observation period, if applicable) at the time of disposition. For securities with a term of one year or less (excluding the look back observation period, if applicable), such gain or loss will be short-term capital gain or loss.

Medicare Tax

Certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. Holder’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year. “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the securities) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities). Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain. Any interest earned or deemed earned on the securities and any gain on sale or other taxable disposition of the securities will be subject to the Medicare Tax. If you are an individual, estate, or trust, you should consult with your tax advisor regarding application of the Medicare Tax to your income and gains in respect of your investment in the securities.

Securities Held Through Foreign Entities

Under certain provisions of the “Hiring Incentives to Restore Employment Act,” generally referred to as “FATCA,” and regulations thereunder, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. “Passthru payments” means any withholdable payment and any foreign passthru payment. To avoid becoming subject to the 30% withholding tax on payments to them, we and other foreign financial institutions may be required to report information to the IRS regarding the holders of the securities and, in the case of holders who (i) fail to provide the relevant information, (ii) are foreign financial institutions who have not agreed to comply with these information reporting requirements, or (iii) hold the securities directly or indirectly through such non-compliant foreign financial institutions, we may be required to withhold on a portion of payments under the securities. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. If payments on the securities are determined to be from sources within the United States, we will treat such payments as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a U.S.-owned foreign entity and the identity of any substantial U.S. owners of such entity.

Pursuant to the regulations described above and IRS Notice 2015-66, and subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above and certain payments made with respect to a “preexisting obligation,” as defined in the regulations), (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2018, and (iii) foreign passthru payments made after the later of December 31, 2018, or the date that final regulations defining the term “foreign passthru payment” are published. Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is outstanding on July 1, 2014 (a “grandfathered obligation”), (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents, and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation). Thus, if you hold your securities through a foreign financial institution or foreign entity, a portion of any of your payments may be subject to 30% withholding.

Information Reporting Regarding Specified Foreign Financial Assets

The Code and regulations thereunder generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year. Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report. Specified foreign financial assets include, with some limited exceptions, any financial account maintained at a foreign financial institution and any debt or equity interest in a foreign financial institution, including a financial institution organized under the laws of a U.S. possession, and any of the following that are held for investment and not held in an account maintained by a financial institution: (1) any stock or security issued by person other than a U.S. person (including a person organized in a U.S. possession), (2) any financial instrument or contract that has an issuer or counterparty that is other than a U.S. person (including a person organized in a U.S. possession), and (3) any interest in a foreign entity. Additionally, the regulations provide that specified foreign financial assets include certain retirement and pension accounts and non-retirement savings accounts.

Under proposed regulations relating to specified domestic entities that have not yet been adopted as final regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets. Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold. Pursuant to an IRS Notice, reporting by domestic entities of interests in specified foreign financial assets will not be required before the date specified by final regulations.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder. Penalties apply to any failure to file IRS Form 8938. In the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and the related statute of limitations tolling provision.

Non-U.S. Holders Generally

Except as provided under “Securities Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” payments made with respect to the securities to a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Code and regulations thereunder treat a “dividend equivalent” payment as a dividend from sources within the United States. Unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax. A “dividend equivalent” payment is defined under the Code as (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” (a “specified NPC”) that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).

Final regulations provide that a dividend equivalent is any payment that references the payment of (i) a dividend from an underlying security pursuant to a securities lending or sale-repurchase transaction, (ii) a dividend from an underlying security pursuant to a specified NPC, (iii) a dividend from an underlying security pursuant to a specified equity-linked instrument (a “specified ELI”), and (iv) any other substantially similar payment. An underlying security is any interest in an entity if a payment with respect to that interest could give rise to a U.S. source dividend pursuant to Treasury regulation section 1.861-3. An NPC is a notional principal contract as defined in Treasury regulation section 1.446-3(c). An equity-linked instrument (“ELI”) is a financial instrument (other than a securities lending or sale-repurchase transaction or an NPC) that references the value of one or more underlying securities, including a futures contract, forward contract, option, debt instrument, or other contractual arrangement. A “section 871(m) transaction” is any securities lending or sale-repurchase transaction, specified NPC, or specified ELI.

For payments made before January 1, 2017, the regulations provide that a specified NPC is any notional principal contract (“NPC”) if (a) in connection with entering into the contract, any long party to the contract transfers the underlying security to any short party to the contract, (b) in connection with the termination of the contract, any short party to the contract transfers the underlying security to any long party to the contract, (c) the underlying security is not readily tradable on an established securities market, or (d) in connection with entering into the contract, the underlying security is posted as collateral by any short party to the contract with any long party to the contract. An NPC that is treated as a specified NPC pursuant to the preceding rule will remain a specified NPC on or after January 1, 2017. For any payment made on or after January 1, 2017, with respect to any transaction issued on or after January 1, 2017, (a) a “simple” NPC or “simple” ELI that has a delta of 0.8 or greater with respect to an underlying security when the NPC or ELI is issued is a specified NPC or specified ELI, respectively, and (b) a “complex” NPC or “complex” ELI that meets a substantial equivalence test with respect to an underlying security at the time of issuance is a specified NPC or specified ELI, respectively.

A “simple” NPC or “simple” ELI is an NPC or ELI for which, with respect to each underlying security, (i) all amounts to be paid or received on maturity, exercise, or any other payment determination date are calculated by reference to the appropriate single, fixed number of shares of the underlying security, provided that the number of shares can be ascertained when the contract is issued, and (ii) the contract has a single maturity or exercise date with respect to which all amounts (other than any upfront payment or any periodic payments) are required to be calculated with respect to the underlying security. A contract has a single exercise date even though it may be exercised by the holder at any time on or before the stated expiration of the contract. An NPC or ELI that includes a term that discontinuously increases or decreases the amount paid or received (such as a digital option), or that accelerates or extends the maturity is not a simple ELI or simple NPC. A “complex” NPC or “complex” ELI is any NPC or ELI, respectively, that is not a simple NPC or a simple ELI, respectively. Delta is the ratio of the change in the fair market value of the contract to a small change in the fair market value of the number of shares of the underlying security.

Under temporary regulations, the substantial equivalence test measures the change in value of a complex contract when the price of the underlying security referenced by that contract is hypothetically increased by one standard deviation or decreased by one standard deviation and compares the change in value with the change in value of the shares of the equity that would be held to hedge the complex contract over an increase or decrease in the price of the equity by one standard deviation. If the proportionate difference between (a) the change in value of the complex contract and (b) the change in value of its hedge, is no greater than the proportionate difference between (i) the change in value of a “benchmark simple contract” with respect to the same shares and (ii) the change in value of its hedge, then the complex contract is substantially equivalent to the underlying security and dividend equivalent payments with respect to it are subject to withholding. The “benchmark simple contract” is a closely comparable simple contract that, at the time the complex contract is issued, has a delta of 0.8, references the applicable underlying security referenced by the complex contract, and has the same maturity as the complex contract with respect to the applicable underlying security.

If an NPC or ELI contains more than one reference to a single underlying security, all references to that underlying security are taken into account in determining the delta with respect to that underlying security. If an NPC or ELI references more than one underlying security or other property, the delta with respect to each underlying security must be determined without taking into account any other underlying security or property. The regulations provide an exception for qualified indices that satisfy certain criteria. The regulations provide that a payment includes a dividend equivalent payment whether there is an explicit or implicit reference to a dividend with respect to the underlying security.

For securities issued or deemed issued on or after January 1, 2017, withholding on payments made on or after January 1, 2017 will be based on actual dividends or, if stated in writing on the issue date of the securities, on estimated dividends used in pricing the security. If an adjustment is made for the actual dividends, then the true-up payment (in addition to the estimated dividend) is added to the per-share dividend amount. If a transaction is a section 871(m) transaction, information regarding the amount of each dividend equivalent, the delta of the potential 871(m) transaction, the amount of any tax withheld and deposited, the estimated dividend amount and any other information necessary to apply the regulations will be provided as an attachment to this pricing supplement or on the Credit Suisse website.

In accordance with the applicable effective dates, we will treat any portion of a payment or deemed payment on a section 871(m) transaction (including, if appropriate, the payment of the purchase price) that is substantially similar to a dividend as a dividend equivalent, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided. If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld. Transactions may be combined and treated as a section 871(m) transaction, creating liability for you, whether or not we withhold on a dividend equivalent. These final and temporary regulations are extremely complex. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them of these final and temporary regulations and whether payments or deemed payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

A security may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the security at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice and Proposed Legislation on Certain Financial Transactions

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual. Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Members of Congress have from time to time proposed legislation relating to financial instruments, including legislation that would require holders to annually mark to market affected financial instruments (potentially including the securities). These or other potential changes in law could adversely affect the tax treatment of the securities and may be applied with retroactive effect. You are urged to consult your tax advisor regarding how any such potential changes in law could affect you.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion. A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

Supplemental Plan of Distribution

Under the terms of a distributor accession confirmation with UBS Financial Services Inc., dated as of March 12, 2014, UBS Financial Services Inc. will act as distributor for the Notes. The distributor will receive a fee from Credit Suisse or one of our affiliates of $0.25 per $10.00 principal amount of Notes. For additional information, see “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

We expect to deliver the Notes against payment for the Notes on the Settlement Date indicated herein, which may be a date that is greater or less than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the Notes more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the Notes offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such Notes will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights and (iii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the Notes. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated September 9, 2016 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on September 9, 2016. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the Notes, the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated September 9, 2016, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on September 9, 2016. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.